EXHIBIT 99.1

DELCATH SYSTEMS TO CONDUCT CONFERENCE CALL TO UPDATE INVESTORS ON RECENT PROGRESS

NEW YORK, Feb. 26 -- Delcath Systems, Inc. (Nasdaq: DCTH) today announced that it will conduct a conference call to review recent developments and progress on Friday, March 12, 2010 at 8:30 a.m. Eastern. Eamonn P. Hobbs, the Company's President and CEO, and Dave McDonald, the Company's Chief Financial Officer, will host the conference call and webcast. The dial-in number for the conference call is 877-941-8631 for domestic participants and 480-629-9821 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4228987#. To access the live webcast of the call, go to Delcath's website at www.delcath.com. An archived webcast will also be available at www.delcath.com.

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical technology company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of primary and metastatic liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer agents to the liver while controlling the systemic exposure of those agents. In addition to its fully enrolled Phase III metastatic melanoma study, the Company is currently conducting trials to treat other forms of tumor metastases to the liver. The Company maintains a broad intellectual property portfolio on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information: Investor Contact: Doug Sherk/Barbara Domingo EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445